UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 23, 2008

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

550 Hills Drive, 3rd Floor

Bedminster, NJ 07921

(Address of principal executive offices)

(908) 450-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.            Other Events.

On September 23, 2008, the Company was notified by GlaxoSmithKline (“GSK”) that it has decided to terminate its Phase 2 dose-range finding study with Ronacaleret (SB-751689) in post-menopausal women with osteoporosis (study “CR9108963”) earlier than expected due to an observed lack of efficacy based on lumbar spine and hip bone mineral density.  The decision to prematurely stop the study is based solely upon the observed lack of efficacy and not as a result of any unexpected safety signal or concern identified during the study.

A copy of a letter sent by GSK to the investigators conducting study CR9108963 which explains GSK’s reasons for the early termination is attached as Exhibit 99.

Ronacaleret (751689) is a calcilytic compound developed under a November 1993 collaborative research and worldwide exclusive license agreement between the Company and GSK for the research, development and commercialization of calcium receptor active compounds for the treatment of osteoporosis and other bone metabolism disorders, excluding hyperparathyroidism (the “Agreement”).  Under the Agreement, GSK paid the Company a total of $26.1 million for license fees, research support, milestone payments and equity purchases as part of the collaboration.  The Company will not be required to return to GSK any of the payments received to date for license fees, research support, milestone payments and equity purchases as part of the collaboration, as a result of GSK’s decision.  GSK has not communicated to the Company a decision with respect to their continuation of other research and development activities under the Agreement.

ITEM 9.01.            Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99	Letter from GlaxoSmithKline to Investigators with respect to Study CR9108963.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2008	NPS PHARMACEUTICALS, INC.

	By:	/s/ ANDREW RACKEAR

Andrew Rackear
Senior Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit Number	Description
99	Letter from GlaxoSmithKline to Investigators with respect to Study CR9108963.